Filed Pursuant to Rule 433

Registration No. 333-172490

FINAL TERM SHEET

Philip Morris International Inc.

Dated August 14, 2012

1.125% Notes due 2017

2.500% Notes due 2022

3.875% Notes due 2042

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	1.125% Notes due August 21, 2017 (the “2017 Notes”) 2.500% Notes due August 22, 2022 (the “2022 Notes”) 3.875% Notes due August 21, 2042 (the “2042 Notes”)

Aggregate Principal Amount:	2017 Notes: $750,000,000 2022 Notes: $750,000,000 2042 Notes: $750,000,000

Maturity Date:	2017 Notes: August 21, 2017 2022 Notes: August 22, 2022 2042 Notes: August 21, 2042

Coupon:	2017 Notes: 1.125% 2022 Notes: 2.500% 2042 Notes: 3.875%

Interest Payment Dates:	2017 Notes: Semi-annually on each August 21 and February 21, commencing February 21, 2013

2022 Notes: Semi-annually on each August 22 and February 22, commencing February 22, 2013

2042 Notes: Semi-annually on each August 21 and February 21, commencing February 21, 2013

Price to Public:	2017 Notes: 98.925% of principal amount 2022 Notes: 98.872% of principal amount 2042 Notes: 97.588% of principal amount

Underwriting Discount:	2017 Notes: 0.350% 2022 Notes: 0.450% 2042 Notes: 0.875%

Net Proceeds:	2017 Notes: $739,312,500 (before expenses) 2022 Notes: $738,165,000 (before expenses) 2042 Notes: $725,347,500 (before expenses)

Benchmark Treasury:	2017 Notes: 0.500% due July 31, 2017 2022 Notes: 1.625% due August 15, 2022 2042 Notes: 3.000% due May 15, 2042

Benchmark Treasury Price/Yield:	2017 Notes: 98-25+ / 0.748% 2022 Notes: 99-01+ / 1.729% 2042 Notes: 103-23 / 2.814%

Spread to Benchmark Treasury:	2017 Notes: +60 basis points 2022 Notes: +90 basis points 2042 Notes: +120 basis points

Yield to Maturity:	2017 Notes: 1.348% 2022 Notes: 2.629% 2042 Notes: 4.014%

Settlement Date (T+5):	August 21, 2012

CUSIP/ISIN:	2017 Notes: 718172 AS8 / US718172AS80 2022 Notes: 718172 AT6 / US718172AT63 2042 Notes: 718172 AU3 / US718172AU37

Listing:	Application will be made to list the 2017 Notes, the 2022 Notes and the 2042 Notes on the New York Stock Exchange

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC RBS Securities Inc.

Allocations:	2017 Notes	2022 Notes	2042 Notes

Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC RBS Securities Inc.	$187,500,000 $187,500,000 $187,500,000 $187,500,000	$187,500,000 $187,500,000 $187,500,000 $187,500,000	$187,500,000 $187,500,000 $187,500,000 $187,500,000

Total	$750,000,000	$750,000,000	$750,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, J.P. Morgan Securities LLC collect at 1-212-834-4533 or RBS Securities Inc. toll free at 1-866-884-2071.